EXHIBIT 99.1

TPI Composites, Inc. Initiates Voluntary Chapter 11 Proceedings to Facilitate Restructuring to Position Company for Long-Term Success

Reaches Agreement with Senior Secured Lenders for Use of Cash Collateral and Up to $82.5 Million in Debtor-in-Possession Financing, Subject to Final Documentation and Court Approval

DIP Financing to Facilitate Path to Comprehensive Restructuring and Support Continued Operations

Company Will Continue Operations in Normal Course

SCOTTSDALE, Ariz., Aug. 11, 2025 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (NASDAQ: TPIC) announced today that it, together with its domestic subsidiaries (collectively, “TPI” or the “Company”), has commenced voluntary chapter 11 proceedings in the U.S. Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to pursue a comprehensive restructuring of the Company that will allow the Company to emerge as a stronger enterprise. To support the Company during this process, TPI has reached an agreement, subject to final documentation and approval of the Bankruptcy Court, with the Company’s senior secured lenders comprised of funds affiliated with funds managed by Oaktree Capital Management, L.P. (“Oaktree”) for Oaktree to provide a debtor-in-possession (“DIP”) financing facility of up to $82.5 million and for the consensual use of cash collateral, which is anticipated to be approximately $50 million. It is expected that the DIP financing facility will be comprised of up to $27.5 million in new money to support the Company’s day-to-day operations and up to $55 million rolled up from the Company’s existing senior secured credit facility, underscoring Oaktree’s continued support for and confidence in the Company.

“Over the past several months, we have implemented strategic measures to fortify our business. These deliberate steps were designed to strengthen our financial stability and ensure we remain well-positioned to provide long-term benefits to our customers, suppliers, partners, and associates” said Bill Siwek, Chief Executive Officer of TPI. “Despite recent progress, industry-wide pressures have created financial challenges that must be addressed. We explored a variety of alternatives to address the challenges facing the Company and believe that a chapter 11 process is necessary to position the Company for success. We aim to reach agreement with stakeholders on the terms of a plan of reorganization for the Company to be able to right-size its balance sheet and go forward with the ability to compete successfully in the current economic environment. Doing so will provide access to new liquidity to continue our operations and invest in innovation, ensuring our customers can continue to count on TPI for leading-edge wind blade solutions.”

Mr. Siwek continued, “As we continue active negotiations with stakeholders regarding the terms of our restructuring and advance the chapter 11 process, we remain committed to serving our customers and collaborating closely with our suppliers. I am grateful to our associates for their dedication in continuing to deliver outstanding service, and to our customers, suppliers, service providers and other stakeholders for their steadfast support during this restructuring.”

Throughout this process and moving forward, TPI will continue operating normally and does not expect any material operational impact from the chapter 11 proceedings. The Company will continue to work closely with its customers and suppliers, including by continuing to operate its manufacturing sites and delivering blade services.

In conjunction with the chapter 11 proceedings, the Company has filed a number of customary motions with the Bankruptcy Court seeking court authorization to support its operations, including the payment of employee wages, salaries and benefits. The Company anticipates receiving Bankruptcy Court approval for these requests and intends to continue honoring its obligations to key stakeholders post filing, including by satisfying payment obligations to suppliers for goods and services provided in accordance with customary terms after the filing.

Additional Information

Additional information regarding the Company’s court-supervised process is available at https://restructuring.ra.kroll.com/TPIComposites. Court filings and other information related to the proceedings are available on a separate website administrated by the Company’s claims agent, Kroll, at https://restructuring.ra.kroll.com/TPIComposites; by calling Kroll representatives at (877) 280-2696 within the U.S. & Canada (or +1 (646) 290-7082 internationally for calls originating outside of the U.S.); or by sending an email to TPIinfo@ra.kroll.com.

About TPI

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Advisors

Weil, Gotshal & Manges LLP is serving as legal counsel, Jefferies LLC. is serving as financial advisor, and Alvarez & Marsal North America, LLC is serving as restructuring advisor to TPI.

Sullivan & Cromwell LLP and Moelis & Company are serving as advisors to senior secured lenders

Forward-Looking Statements

This release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: the adoption, implementation and consummation of a Chapter 11 plan of reorganization; the commencement of Chapter 11 proceedings in U.S. bankruptcy court; growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “potential,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other subsequent filings with the SEC.

Investor Relations

480-315-8742
Investors@TPIComposites.com